UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

I.C. ISAACS & COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware         0-23379        52-1377061
(State or other jurisdiction of        (Commission File      (IRS Employer
incorporation or organization)         Number)          Identification No.)

475 10th Avenue, 9th Floor, New York, NY 10018
(Address, including zip code, of principal executive offices)

(646) 459-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided below pursuant to Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 14, 2008, I.C. Isaacs & Company, Inc. (the “Company”) entered into an Agreement and Purchase of Sale (the “Agreement”) with D & R Realty II, LLC to sell the Company’s Baltimore facility (approximately 30,000 square feet) for $0.9 million. If the sale is completed, the Company anticipates a net gain of approximately $0.6 million and that the net proceeds (approximately $0.8 million after closing costs and agents commissions) will be used to pay down any balances on the Company's revolving line of credit. The agreement provides the buyer a 30-day feasibility period and 60 days thereafter to close the sale. The buyer has provided the Company a $25,000 escrow deposit that becomes non-refundable after the 30-day feasibility period. The Agreement also provides the Company can remain in the premises for a 90-day period (rent free) after the closing date with an optional 90-day rental period thereafter. Once the sale is complete, the Company intents to find a suitable location (approximately 5,000 square feet) in the Baltimore area to relocate its approximate 20 employees. The description of the Agreement set forth in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such Agreement, which is attached as Exhibit 10.1 hereto.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.    Description

10.1	Agreement of Purchase and Sale, dated March 14, 2008, between I.C. Isaacs & Company Limited Partnership and D & R Realty II, LLC

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    I.C. Isaacs & Company, Inc.

            Date: March 27, 2008                  By: /s/ Timothy J. Tumminello
                                     Timothy J. Tumminello
             Vice President and Controller,
              Interim Principal Financial Officer